Fundamental Investors, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$230,933
Class B	$4,948
Class C	$8,504
Class F-1	$27,934
Class F-2	$1,536
Total	$273,855
Class 529-A	$4,813
Class 529-B	$296
Class 529-C	$821
Class 529-E	$176
Class 529-F1	$215
Class R-1	$402
Class R-2	$2,054
Class R-3	$9,446
Class R-4	$10,157
Class R-5	$12,121
Class R-6	$1,575
Total	$42,076

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2400
Class B	$0.1458
Class C	$0.1467
Class F-1	$0.2445
Class F-2	$0.2769
Class 529-A	$0.2396
Class 529-B	$0.1343
Class 529-C	$0.1357
Class 529-E	$0.1983
Class 529-F1	$0.2594
Class R-1	$0.1471
Class R-2	$0.1319
Class R-3	$0.2056
Class R-4	$0.2432
Class R-5	$0.2800
Class R-6	$0.1363

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	955,321
Class B	31,614
Class C	58,333
Class F-1	112,171
Class F-2	15,302
Total	1,172,741
Class 529-A	20,746
Class 529-B	2,204
Class 529-C	6,255
Class 529-E	926
Class 529-F1	871
Class R-1	2,958
Class R-2	16,193
Class R-3	48,217
Class R-4	45,223
Class R-5	39,145
Class R-6	12,123
Total	194,861

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.01
Class B	$26.94
Class C	$26.91
Class F-1	$26.99
Class F-2	$27.00
Class 529-A	$26.99
Class 529-B	$26.98
Class 529-C	$26.97
Class 529-E	$26.97
Class 529-F1	$26.97
Class R-1	$26.91
Class R-2	$26.91
Class R-3	$26.96
Class R-4	$26.96
Class R-5	$27.02
Class R-6	$27.01